Exhibit 99.1

PEABODY UPDATE REGARDING SHOAL CREEK MINE

ST. LOUIS, March 30, 2023 Peabody (NYSE: BTU) today provided an update following yesterday’s fire at Shoal Creek Mine near Birmingham, Alabama. Peabody is continuing to work with the Mine Safety and Health Administration (MSHA) on a reentry plan. Gas monitoring of exhaust air is showing acceptable air quality and atmospheric conditions within the mine.

Shoal Creek is in a ramp-up period throughout 2023 and expecting delivery of a new longwall kit during the second half of the year. As a result, Peabody does not expect the current incident to have a material impact on the Company’s 2023 financial results.

Shoal Creek has approximately 419 employees and is a production-stage underground longwall metallurgical coal mine located 35 miles west of Birmingham, Alabama, USA. The mine extracts coal from the Mary Lee and Blue Creek coal seams at depths of 1,000 to 1,300 feet. The Shoal
Creek Mine produced approximately 800,000 tons of coal in 2022.

Peabody is a leading producer of metallurgical and thermal coal. The health and safety of our people is our first value.

Media Enquiries:
Mary Compton
314-342-3489
mcompton@peabodyenergy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects,"
"anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts,"
"targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions.
Forward-looking statements provide management's current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the potential impacts of the incident at the Shoal Creek Mine, including impacts on the operations at the mine or on Peabody's overall operations. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events.
Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, including the that are described in Peabody's Annual Report on Form
10-K for the fiscal year ended Dec. 31, 2022, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

SOURCE Peabody

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